Exhibit 99.1

The Hanover Reports Record Fourth Quarter Net Income and

Operating Income of $5.47 and $5.79 per Diluted Share, Respectively;

Record Full-Year Net Income and Operating Income of $18.16 and $19.09 per Diluted Share, Respectively

Fourth Quarter Highlights

•
Net and operating return on equity(1) of 22.7% and 23.1%, respectively
•
Combined ratio of 89.0%; combined ratio, excluding catastrophes(2), of 87.3%
•
Catastrophe losses of $27.0 million, or 1.7 points of the combined ratio
•
Net premiums written increase of 3.0%*, or 4.1% excluding reinstatement premiums(3)
•
Renewal price increases(4) of 9.4% in Core Commercial, 9.2% in Personal Lines, and 6.4% in Specialty
•
Rate increases(4) of 7.7% in Core Commercial, 6.3% in Personal Lines, and 4.2% in Specialty
•
Net investment income of $125.8 million, up 24.9% from the prior-year quarter
•
Book value per share of $100.90, up 5.1% from September 30, 2025
•
On December 1, 2025, the Board of Directors approved an increase of 5.6% to the ordinary quarterly cash dividend

Full-Year Highlights

•
Net and operating return on equity of 20.6% and 20.1%, respectively
•
Combined ratio of 91.6%; combined ratio, excluding catastrophes, of 87.1%
•
Catastrophe losses of $276.3 million, or 4.5 points of the combined ratio
•
Net premiums written of $6.3 billion, an increase of 3.9%
•
Loss and LAE ratio of 60.5%, 3.0 points below the prior year
•
Current accident year loss and LAE ratio, excluding catastrophes(5), of 57.1%, 1.1 points below the prior year
•
Net investment income of $454.4 million, up 22.0% from the prior year
•
Book value per share increased 27.4% from December 31, 2024; excluding net unrealized depreciation on fixed maturity investments, net of tax(6), book value per share increased 15.3%

WORCESTER, Mass., February 3, 2026 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $198.5 million, or $5.47 per diluted share, in the fourth quarter of 2025, compared to $167.9 million, or $4.59 per diluted share, in the prior-year quarter. Operating income(7) was $210.1 million, or $5.79 per diluted share, in the fourth quarter of 2025, compared to $194.6 million, or $5.32 per diluted share, in the prior-year quarter. Fourth quarter 2025 income tax rate was elevated at approximately 24%, reflecting unusually high state income taxes.

(1) See information about this and other non-GAAP measures and definitions, including Operating Income in the headline, used throughout this press release on the final pages of this document.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

Net income was $662.5 million, or $18.16 per diluted share, in the full year 2025. This compared to $426.0 million, or $11.70 per diluted share, in the prior year. Operating income was $696.2 million, or $19.09 per diluted share, in 2025, compared to $485.9 million, or $13.34 per diluted share, in the prior year.

“We delivered outstanding results in 2025, with a strong fourth quarter that capped a record year driven by disciplined execution across the company,” said John C. Roche, president and chief executive officer at The Hanover. “We achieved record annual operating return on equity of 20.1%, the highest in our history, and 23.1% in the fourth quarter, while generating $6.3 billion in net written premiums for the year, reflecting solid year‑over‑year growth of approximately 4%. We are exceptionally well-positioned across our businesses. In Personal Lines, our market position is driven by our strength as an account writer, with approximately 89% of customers having multiple policies, driving strong retention. In Core Commercial, we continue to see attractive, high‑quality opportunities in the small‑to‑middle‑market account segment. In Specialty, while competition is more pronounced in the larger-sized property market, our broad offering and our focus on smaller-sized accounts across most of our portfolio position us for accelerated growth. Taken together, our diversified and specialized product set and disciplined approach to managing profitability at the individual account level enable us to identify and capitalize on the most compelling opportunities in a dynamic market environment as conditions continue to evolve.”

“We are very pleased with our results, both in the quarter and the year,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “In the quarter, we delivered a sub‑90s combined ratio and record operating earnings of $5.79 per share, building on the progress we made throughout the year. For the full year, we generated record operating earnings of $19.09 per share and improved our underwriting results by more than three points, bringing our combined ratio to 91.6%. We also delivered favorable prior‑year development across all three business segments and remained disciplined in our reserving approach. We increased net investment income by nearly 25% in the fourth quarter and 22% for the year, supported by growth in our asset base, higher reinvestment yields, improving partnership income, and the success of our portfolio repositioning efforts. During the fourth quarter, we raised our quarterly dividend by 5.6% to $0.95 per share, marking our 21st consecutive annual increase. We also repurchased $130 million of shares over the course of the year, reflecting our balanced, shareholder-focused capital management strategy. With another strong year to our credit, we enter 2026 with a robust balance sheet, significant financial flexibility, and an investment portfolio positioned to enhance earnings going forward.”

Fourth Quarter and Full-Year 2025 Highlights

	Three months ended		Year ended
	December 31		December 31
($ in millions, except per share data)	2025	2024	2025	2024
Net premiums written	$1,488.6	$1,445.1	$6,322.1	$6,083.6
Growth	3.0%	7.4%	3.9%	4.7%
Net premiums earned	$1,556.6	$1,511.6	$6,161.1	$5,912.6

Current accident year loss and LAE ratio, excluding catastrophes	56.8%	56.9%	57.1%	58.2%
Prior-year development ratio	(1.3)%	(1.7)%	(1.1)%	(1.1)%
Catastrophe ratio	1.7%	1.7%	4.5%	6.4%
Expense ratio(8)	31.8%	32.3%	31.1%	31.3%
Combined ratio	89.0%	89.2%	91.6%	94.8%
Combined ratio, excluding catastrophes	87.3%	87.5%	87.1%	88.4%
Current accident year combined ratio, excluding catastrophes	88.6%	89.2%	88.2%	89.5%

Net income	$198.5	$167.9	$662.5	$426.0
per diluted share	5.47	4.59	18.16	11.70
Operating income	210.1	194.6	696.2	485.9
per diluted share	5.79	5.32	19.09	13.34

Book value per share	$100.90	$79.18	$100.90	$79.18
Ending shares outstanding (in millions)	35.4	35.9	35.4	35.9

Fourth Quarter Operating Highlights

Core Commercial

Core Commercial operating income before income taxes was $75.1 million in the fourth quarter of 2025, compared to $71.0 million in the fourth quarter of 2024. The Core Commercial combined ratio was 96.1%, compared to 95.0% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2025 were $26.9 million, or 4.8 points of the combined ratio. This compared to catastrophe losses of $8.4 million, or 1.5 points, in the prior-year quarter.

Fourth quarter 2025 results included net favorable prior-year reserve development, excluding catastrophes, of $1.6 million, or 0.3 points, compared to $2.8 million, or 0.5 points, in the fourth quarter of 2024.

Core Commercial current accident year combined ratio, excluding catastrophes, decreased 2.4 points, to 91.6% in the fourth quarter of 2025, compared to 94.0% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, was 57.4%, 1.5 points lower than the prior-year quarter, primarily driven by lower property losses.

The expense ratio decreased by 0.9 points, to 34.2%, in the fourth quarter of 2025, compared to the prior-year quarter, primarily reflecting fixed cost leverage from earned premium growth.

Net premiums written were $512.8 million in the fourth quarter of 2025, up 2.5% from the prior-year quarter, reflecting growth of 4.8% in small commercial and a decline of 1.1% in middle market. Adjusting for reinstatement premiums, Core Commercial and middle market growth were 4.1% and 2.6%, respectively. Core Commercial renewal price increases averaged 9.4%, including average rate increases of 7.7%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2025	2024	2025	2024
Net premiums written	$512.8	$500.5	$2,273.7	$2,195.5
Growth	2.5%	7.5%	3.6%	4.2%
Net premiums earned	561.5	549.2	2,211.0	2,148.8
Operating income before taxes	75.1	71.0	250.9	281.6
Loss and LAE ratio	61.9%	59.9%	63.9%	60.6%
Expense ratio	34.2%	35.1%	33.5%	33.8%
Combined ratio	96.1%	95.0%	97.4%	94.4%
Prior-year development ratio	(0.3)%	(0.5)%	(0.3)%	(0.8)%
Catastrophe ratio	4.8%	1.5%	5.1%	3.6%
Combined ratio, excluding catastrophes	91.3%	93.5%	92.3%	90.8%
Current accident year combined ratio, excluding catastrophes	91.6%	94.0%	92.6%	91.6%

Specialty

Specialty operating income before income taxes was $82.1 million in the fourth quarter of 2025, compared to $83.3 million in the fourth quarter of 2024. The Specialty combined ratio was 83.9%, compared to 81.6% in the prior-year quarter. Favorable re-estimates of 2025 prior-quarter catastrophe losses resulted in a fourth quarter 2025 reported catastrophe benefit of $1.2 million, or 0.3 points of the combined ratio, compared to catastrophe losses of $4.0 million, or 1.2 points, in the prior-year quarter.

Fourth quarter 2025 results included net favorable prior-year reserve development, excluding catastrophes, of $18.4 million, or 5.3 points, with widespread favorability. Net favorable prior-year reserve development, excluding catastrophes, was $23.6 million, or 7.0 points, in the fourth quarter of 2024.

Specialty current accident year combined ratio, excluding catastrophes, increased 2.1 points, to 89.5% in the fourth quarter of 2025, from 87.4% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, of 51.4% in the fourth quarter of 2025, was consistent with the company's long-term expectation for the segment and increased 3.0 points compared to the prior-year quarter, which saw lower-than-expected property losses.

The expense ratio decreased by 0.9 points, to 38.1%, in the fourth quarter of 2025, compared to the prior-year quarter, primarily reflecting fixed cost leverage from earned premium growth.

Net premiums written were $335.8 million in the fourth quarter of 2025, up 1.2% from the prior-year quarter. Adjusting for reinstatement premiums, growth was 3.6%. Specialty renewal price increases averaged 6.4%, including average rate increases of 4.2%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2025	2024	2025	2024
Net premiums written	$335.8	$331.8	$1,441.5	$1,373.9
Growth	1.2%	8.8%	4.9%	6.2%
Net premiums earned	348.9	339.4	1,398.3	1,322.0
Operating income before taxes	82.1	83.3	296.1	257.7
Loss and LAE ratio	45.8%	42.6%	48.4%	48.9%
Expense ratio	38.1%	39.0%	37.3%	37.6%
Combined ratio	83.9%	81.6%	85.7%	86.5%
Prior-year development ratio	(5.3)%	(7.0)%	(4.1)%	(3.5)%
Catastrophe ratio	(0.3)%	1.2%	2.4%	2.8%
Combined ratio, excluding catastrophes	84.2%	80.4%	83.3%	83.7%
Current accident year combined ratio, excluding catastrophes	89.5%	87.4%	87.4%	87.2%

Personal Lines

Personal Lines operating income before income taxes was $127.1 million in the fourth quarter of 2025, compared to $101.1 million in the fourth quarter of 2024. The Personal Lines combined ratio was 85.5%, compared to 88.1% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2025 were $1.3 million, or 0.2 points of the combined ratio, inclusive of $9.3 million, or 1.4 points, of current year losses, and $8.0 million, or 1.2 points, of favorable prior-year catastrophe reserve development. This compared to catastrophe losses of $13.6 million, or 2.2 points of the combined ratio, in the prior-year quarter.

Prior-year reserve development, excluding catastrophes, was slightly favorable in both the fourth quarter of 2025 and 2024.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased 0.6 points, to 85.4%, in the fourth quarter of 2025, from 86.0% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased 0.8 points from the prior-year quarter, to 59.0%, driven by the continued benefit of earned pricing outpacing loss trends, lower property claims frequency in the quarter in both homeowners and personal auto, and favorable non-catastrophe weather, partially offset by prudently increased loss picks in auto bodily injury.

Net premiums written were $640.0 million in the fourth quarter of 2025, up 4.4% compared to the prior-year quarter. The increase was primarily due to continued strong pricing increases and higher retention. Personal Lines renewal price increases averaged 9.2%, including average rate increases of 6.3%. Policies in force (PIF) in the fourth quarter of 2025 decreased 0.6% compared to the third quarter of 2025.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2025	2024	2025	2024
Net premiums written	$640.0	$612.8	$2,606.9	$2,514.2
Growth	4.4%	6.6%	3.7%	4.3%
Net premiums earned	646.2	623.0	2,551.8	2,441.8
Operating income before taxes	127.1	101.1	379.8	111.3
Loss and LAE ratio	59.1%	61.9%	64.3%	74.0%
Expense ratio	26.4%	26.2%	25.7%	25.6%
Combined ratio	85.5%	88.1%	90.0%	99.6%
Prior-year development ratio	(0.1)%	(0.1)%	(0.3)%	(0.2)%
Catastrophe ratio	0.2%	2.2%	5.0%	10.7%
Combined ratio, excluding catastrophes	85.3%	85.9%	85.0%	88.9%
Current accident year combined ratio, excluding catastrophes	85.4%	86.0%	85.3%	89.1%

Full-Year Operating Highlights

The company’s combined ratio in 2025 was 91.6%, compared to 94.8% in the prior year. Catastrophe losses were $276.3 million, or 4.5 points of the combined ratio, in 2025. This compared to $375.9 million, or 6.4 points, in the prior year. Net favorable prior-year reserve development, excluding catastrophes, was $70.4 million, or 1.1 points, in 2025, compared to $67.4 million, or 1.1 points in the prior year.

The current accident year combined ratio, excluding catastrophe losses, was 88.2% in 2025, compared to 89.5% in the prior year, driven by an improvement in the current accident year loss and LAE ratio, excluding catastrophes, reflecting improvement in Personal Lines. The expense ratio decreased 0.2 points in 2025, compared to the prior year, driven primarily by fixed cost leverage from earned premium growth.

Total net premiums written were $6.3 billion in 2025, up 3.9% from 2024, reflecting growth of 4.9% in Specialty, 3.7% in Personal Lines, and 3.6% in Core Commercial.

Core Commercial operating income before income taxes was $250.9 million in 2025, which included $113.4 million, or 5.1 points, of catastrophe losses, and $7.1 million, or 0.3 points, of net favorable prior-year reserve development, excluding catastrophes. In 2024, Core Commercial operating income before income taxes was $281.6 million, which included $77.2 million, or 3.6 points, of catastrophe losses, and $17.7 million, or 0.8 points, of net favorable prior-year reserve development, excluding catastrophes. The Core Commercial current accident year combined ratio, excluding catastrophe losses, was 92.6%, compared to 91.6% in the prior year, primarily driven by an increase in the loss ratio. The current accident year loss and LAE ratio, excluding catastrophes, increased 1.3 points from the prior year, primarily driven by prudently increased loss selections in commercial auto liability and in workers' compensation, partially offset by lower losses in commercial multiple peril. The expense ratio decreased 0.3 points in 2025, compared to the prior year.

Specialty operating income before income taxes was $296.1 million in 2025, which included $34.1 million, or 2.4 points, of catastrophe losses, and $56.8 million, or 4.1 points, of net favorable prior-year reserve development, excluding catastrophes, with widespread favorability. In 2024, Specialty operating income before income taxes was $257.7 million, which included $37.5 million, or 2.8 points, of catastrophe losses, and $46.2 million, or 3.5 points, of net favorable prior-year reserve development, excluding catastrophes. The Specialty current accident year combined ratio, excluding catastrophe losses, was 87.4%, compared to 87.2% in the prior year. The current accident year loss and LAE ratio, excluding catastrophes, increased 0.5 points in 2025, compared to the prior year, reflecting lower-than-expected property losses in both periods. The expense ratio decreased 0.3 points in 2025, compared to the prior year.

Personal Lines operating income before income taxes was $379.8 million in 2025, which included $128.8 million, or 5.0 points, of catastrophe losses, and $7.2 million, or 0.3 points, of net favorable prior-year reserve development, excluding catastrophes. In 2024, Personal Lines operating income before income taxes was $111.3 million, which included $261.2 million, or 10.7 points, of catastrophe losses, and $4.9 million, or 0.2 points, of net favorable prior-year reserve development, excluding catastrophes. The Personal Lines current accident year combined ratio, excluding catastrophes, was 85.3%, compared to 89.1% in the prior year, reflecting a decrease of 3.9 points in the current accident year loss ratio, excluding catastrophes, driven by the benefit of earned pricing and favorable property frequency in both auto and homeowners. The 2025 expense ratio was essentially flat compared to 2024.

Investments

Net investment income was $125.8 million in the fourth quarter of 2025 and $454.4 million in the full year 2025, increases of 24.9% and 22.0%, respectively, from the prior-year periods, primarily due to the impact of higher earned yields on the fixed maturity investment portfolio, and the continued investment of cashflows from operations. Total pre-tax earned yield on the investment portfolio for the fourth quarter of 2025 was 4.44%, up from 3.97% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 4.41% for the fourth quarter of 2025, up from 3.99% in the prior-year quarter. Total pre-tax earned yield on the investment portfolio for the full year 2025 was 4.25%, up from 3.78% in the prior year. The average pre-tax earned yield on fixed maturities was 4.27% for the full year 2025, up from 3.70% in the prior year.

Net realized investment losses from sales of securities recognized in earnings in the fourth quarter of 2025 were $18.0 million, before taxes, driven by the sale of certain lower-yield fixed income securities, in consideration of expiring tax gains from 2022. Net realized investment losses from sales of securities recognized in earnings for the full year 2025 were $61.7 million, before taxes, driven by the sale of certain lower-yield fixed income securities, in consideration of the aforementioned expiring tax gains from 2022. This was partially offset by an increase in the fair value of equity securities of $18.8 million.

The company held $11.5 billion in cash and invested assets at December 31, 2025. Fixed maturities and cash represented approximately 93% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. As of December 31, 2025, net unrealized losses on the fixed maturity portfolio were $149.2 million before income taxes, compared to $188.3 million at September 30, 2025 and $509.3 million on December 31, 2024.

Shareholders’ Equity and Capital Actions

At December 31, 2025, book value per share was $100.90, up 5.1% from September 30, 2025, and up 27.4% from December 31, 2024, driven by strong earnings and an improvement in the unrealized loss position on the fixed maturity portfolio, partially offset by the ordinary quarterly cash dividends and share repurchases. Book value per share, excluding net unrealized depreciation on fixed maturity investments, net of tax, was $104.21 at December 31, 2025, up 4.1% and 15.3% from September 30, 2025 and December 31, 2024, respectively.

At December 31, 2025, operating insurance company’s statutory capital and surplus was $3.34 billion, compared to $3.27 billion at September 30, 2025, and $2.97 billion at December 31, 2024.

The company repurchased approximately 307,000 shares of common stock in the fourth quarter of 2025, totaling approximately $55 million, and approximately 754,000 shares in the full year 2025, totaling approximately $130 million. In January 2026, the company additionally repurchased approximately 254,000 shares totaling approximately $44 million through a 10b5-1 plan. The company has approximately $130 million of remaining capacity under its existing share repurchase program.

Additionally, in the fourth quarter, the Board of Directors approved an increase to the quarterly dividend of 5.6% to $0.95 per common share. The company paid ordinary cash dividends of $33.7 million in the fourth quarter and $130.6 million in the full year.

Earnings Conference Call

The company will host a conference call to discuss its fourth quarter and full-year results on Wednesday, February 4, at 10:00 a.m. E.T. A presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors: Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Media: Emily P. Trevallion etrevallion@hanover.com 1-508-855-3263

Definition of Segments

Continuing operations include four reporting segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other core commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: professional and executive lines, specialty property and casualty (Specialty P&C), marine, and surety and other. Specialty P&C includes coverages such as program business (provides commercial insurance to markets with specialized coverage or risk management needs related to groups of similar businesses), specialty industrial and commercial property, excess and surplus lines, and specialty general liability coverage. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Other segment primarily includes the operations of the holding company, and our run-off direct asbestos and environmental business, run-off voluntary assumed property and casualty pools business, and run-off product liability business.

Financial Supplement

The Hanover's fourth quarter and full-year news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

The Hanover Insurance Group, Inc.
Consolidated Statements of Income	Three months ended		Year ended
	December 31		December 31
($ in millions)	2025	2024	2025	2024
Revenues
Premiums earned	$1,556.6	$1,511.6	$6,161.1	$5,912.6
Net investment income	125.8	100.7	454.4	372.6
Net realized and unrealized investment gains (losses):
Net realized losses from sales and other	(18.0)	(29.0)	(61.7)	(84.2)
Net change in fair value of equity securities and other	1.4	(5.1)	18.8	14.2
Impairments on investments:
Credit-related impairments	(0.1)	(0.3)	(2.6)	(3.6)
Losses on intent to sell securities	-	-	(0.5)	(2.2)
Total impairments on investments	(0.1)	(0.3)	(3.1)	(5.8)
Total net realized and unrealized investment losses	(16.7)	(34.4)	(46.0)	(75.8)
Fees and other income	6.1	6.4	24.9	28.0
Total revenues	1,671.8	1,584.3	6,594.4	6,237.4

Losses and expenses
Losses and loss adjustment expenses	889.7	860.6	3,729.3	3,757.4
Amortization of deferred acquisition costs	327.4	311.4	1,285.2	1,221.7
Interest expense	14.5	8.5	43.2	34.1
Other operating expenses	182.4	192.3	692.9	686.4
Total losses and expenses	1,414.0	1,372.8	5,750.6	5,699.6
Income before income taxes	257.8	211.5	843.8	537.8
Income tax expense	60.8	44.2	183.1	112.5
Income from continuing operations	197.0	167.3	660.7	425.3
Discontinued operations (net of taxes):
Income (loss) from discontinued life businesses	1.2	(0.1)	1.5	-
Income from discontinued Chaucer business	0.3	0.7	0.3	0.7
Net income	$198.5	$167.9	$662.5	$426.0

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	December 31	December 31
($ in millions)	2025	2024
Assets
Total investments	$10,382.7	$9,409.8
Cash and cash equivalents	1,122.7	435.5
Premiums and accounts receivable, net	1,861.3	1,800.8
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,011.1	1,994.5
Other assets	1,484.5	1,548.2
Assets of discontinued businesses	83.6	85.7
Total assets	$16,945.9	$15,274.5
Liabilities
Loss and loss adjustment expense reserves	$7,755.2	$7,461.2
Unearned premiums	3,440.4	3,283.3
Short-term debt	375.0	61.8
Long-term debt	843.3	722.3
Other liabilities	851.9	795.5
Liabilities of discontinued businesses	108.6	108.6
Total liabilities	13,374.4	12,432.7
Total shareholders’ equity	3,571.5	2,841.8
Total liabilities and shareholders’ equity	$16,945.9	$15,274.5

The following is a reconciliation from operating income to net income(7)(9):

The Hanover Insurance Group, Inc.
	Three months ended December 31				Year ended December 31
	2025		2024		2025		2024
($ in millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income
Core Commercial	$75.1		$71.0		$250.9		$281.6
Specialty	82.1		83.3		296.1		257.7
Personal Lines	127.1		101.1		379.8		111.3
Other	4.7		(1.0)		6.2		(0.5)
Total	289.0		254.4		933.0		650.1
Interest expense	(14.5)		(8.5)		(43.2)		(34.1)
Operating income before income taxes	274.5	$7.57	245.9	$6.72	889.8	$24.40	616.0	$16.91
Income tax expense on operating income	(64.4)	(1.78)	(51.3)	(1.40)	(193.6)	(5.31)	(130.1)	(3.57)
Operating income after income taxes	210.1	5.79	194.6	5.32	696.2	19.09	485.9	13.34
Non-operating items:
Net realized losses from sales and other	(18.0)	(0.50)	(29.0)	(0.79)	(61.7)	(1.69)	(84.2)	(2.31)
Net change in fair value of equity securities and other	1.4	0.04	(5.1)	(0.14)	18.8	0.52	14.2	0.39
Impairments on investments:
Credit-related impairments	(0.1)	-	(0.3)	(0.01)	(2.6)	(0.07)	(3.6)	(0.10)
Losses on intent to sell securities	-	-	-	-	(0.5)	(0.02)	(2.2)	(0.06)
Total impairments on investments	(0.1)	-	(0.3)	(0.01)	(3.1)	(0.09)	(5.8)	(0.16)
Other non-operating items	-	-	-	-	-	-	(2.4)	(0.07)
Income tax benefit on non-operating items	3.6	0.10	7.1	0.19	10.5	0.29	17.6	0.49
Income from continuing operations, net of taxes	197.0	5.43	167.3	4.57	660.7	18.12	425.3	11.68
Discontinued operations (net of taxes):
Income (loss) from discontinued life businesses	1.2	0.03	(0.1)	-	1.5	0.03	-	-
Income from discontinued Chaucer business	0.3	0.01	0.7	0.02	0.3	0.01	0.7	0.02
Net income	$198.5	$5.47	$167.9	$4.59	$662.5	$18.16	$426.0	$11.70
Dilutive weighted average shares outstanding		36.3		36.6		36.5		36.4
Basic weighted average shares outstanding		35.5		36.0		35.8		35.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “intends,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “target profitability,” “target margins,” “confident,” “optimistic,” “committed,” “will,” “line of sight,” “clear visibility to,” “designed,” "position us," and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•
The company’s outlook and its ability and confidence in achieving components or the sum of the respective period guidance and/or long-term targets for future results of operations including: the combined ratio, excluding catastrophe losses; catastrophe losses; net investment income; growth of net premiums written, net premiums earned and/or pricing increases in total or by line of business; expense ratio; operating return on equity; interest rate assumptions and investment portfolio management, renewal price change, rate, and/or the effective tax rate;
•
The company’s ability and timing to deliver on expectations set forth related to target margins, target returns and/or return to target profitability in total or by line of business;
•
The impacts of general economic and socioeconomic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio and capital planning, changes in claims frequency as a result of fluctuations in economic activity, the potential impacts of inflation and other economic factors, and/or claims severity from higher cost of repairs due to, among other things, supply chain disruptions, tariffs and inflation;
•
Ability to manage the impact of inflationary pressures, global market disruptions, economic conditions, geopolitical events or otherwise, including, but not limited to, supply chain disruptions, tariffs, trade policy, labor shortages, and increases in cost of goods, services, labor, and materials;
•
Uses, including the timing of uses, of capital for share repurchases, special or ordinary cash dividends, business investments or growth, debt maturities, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, and overall comfort with liquidity and capital levels;
•
Catastrophe modeling and variability of catastrophe losses due to risk concentrations, changes in weather patterns, severe weather including hurricanes, tornadoes and other windstorms, hail, flood, earthquakes, fires, drought, explosions, severe winter weather and other convective storms, or pandemics, terrorism, civil unrest, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;
•
Current accident year losses and loss selections (picks), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;
•
Changes in frequency and loss severity trends in Core Commercial, Specialty and/or Personal Lines;

•
The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;
•
Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•
Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•
Our ability to retain profitable policies in force and attract profitable policies, and to increase rates commensurate with, or in excess of, loss trends;
•
The positive impact of mix improvement, underwriting initiatives, coverage restrictions, non-renewals, changes in terms and conditions, and pricing segmentation, among others, on the company’s results;
•
The ability to generate growth in targeted businesses, segments, and/or geographies through new agency appointments, rate increases, retention improvements, new business, expansion into geographies, new product introductions, or otherwise, the ability to balance rate actions and retention, as well as the ability to reduce premiums attributable to products, lines of business, or geographies believed to be less profitable;
•
The ability to offset long-term and/or short-term loss trends due to increased frequency and/or severity; increased “social inflation” from a more litigious environment, lawsuit abuse and higher average cost of resolution; increased property replacement or repair costs; and/or social unrest; and
•
Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of governmental and/or central banking initiatives taken in response to inflationary pressures, and geopolitical circumstances, on new money yields, as well as individual investment and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (SEC) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•
Changes in regulatory, legislative, economic, market and political conditions, particularly with respect to rates, competition, the use of data, technology, artificial intelligence (AI), cybersecurity, policy terms and conditions, restrictions on cancellations and/or non-renewals, payment flexibility, and regions where the company has geographical concentrations;
•
Heightened financial market volatility, fluctuations in interest rates (which have a significant impact on the market value of our investment portfolio and thus our book value), inflationary pressures, default rates, tariffs, difficult economic, market and geopolitical conditions, and other factors that affect investment returns from the investment portfolio;
•
Recessionary economic periods that may inhibit the company’s ability to increase pricing or renew business, or otherwise impact the company’s results, and which may be accompanied by higher claims activity in certain lines;

•
Data security and privacy incidents, including, but not limited to, those resulting from malicious cybersecurity attacks on the company or its business partners and service providers, or intrusions into the company’s information network systems, including cloud-based data information storage, or data sources;
•
Adverse claims experience, including those driven by large or increased frequency and/or severity of catastrophe events, including those related to hurricanes, tornadoes and other windstorms, hail, flood, earthquakes, fires, drought, explosions, severe winter weather and other convective storms, or due to terrorism, civil unrest, riots, or cybersecurity events (including from products not intended to provide cyber coverage);
•
The limitations and assumptions used to model non-catastrophe property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;
•
Impacts of changing climate conditions and weather patterns causing higher levels of losses from weather events to persist and leading to new or enhanced regulations;
•
Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” and third-party litigation funding affecting judicial awards and settlements;
•
The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates, or provide credits or return premium to insureds;
•
Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk, and general financial and economic conditions;
•
Disruption of the independent agency channel or its operating model, including the impact of competition and consolidation in the industry and among agents and brokers, and the impact of AI tools;
•
Competition, particularly from competitors who have resource and capability advantages, including the advancing use of AI technology;
•
The global macroeconomic environment, including inflation, recessionary effects, global trade disputes, war, energy market disruptions, equity price risk, tariffs, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments, and/or increases in loss costs;
•
Adverse state and federal regulation, legislative and/or regulatory actions (including significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation regarding bad faith, premium grace periods and returns, changes to policy terms and conditions, and rate actions);
•
Financial ratings actions, in particular, downgrades to the company’s ratings;
•
Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, the evolving use of AI, and cybersecurity threats;
•
Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•
The ability to collect from reinsurers, reinsurance availability and pricing, and reinsurance terms and conditions.

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law.

Non-GAAP Financial Measures

As discussed on page 39 of the company’s Annual Report on Form 10-K for the year ended December 31, 2024, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per diluted share, and components of the combined ratio, both excluding and/or including catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2024 Annual Report on pages 62-65.

Operating income and operating income per diluted share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income, as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income is the sum of the segment income from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four reporting segments, “operating income” is the segment income before both interest expense and income taxes. The company also uses “operating income per diluted share” (which is after both interest expense and income taxes). Operating income per share is calculated by dividing operating income by the weighted average number of diluted shares of common stock. Operating loss per share is calculated by dividing operating loss by the weighted average number of basic shares of common stock due to antidilution. The company believes that metrics of operating income and operating income in relation to its four reporting segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before income taxes) and measures of operating income that exclude the effects of catastrophe losses and/or prior-year reserve development. These non-GAAP measures should not be misconstrued as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the relevant periods is included on page 11 of this news release and in the Financial Supplement.

Operating return on average equity (ROE) is a non-GAAP measure. See end note (1) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

Book value per share is total shareholders’ equity divided by the number of common shares outstanding. Book value per share excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure and is total shareholders’ equity excluding the after-tax effect of unrealized appreciation (depreciation) on fixed maturities and market risk divided by the number of common shares outstanding.

The company may provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events including, but is not limited to, hurricanes, tornadoes and other windstorms, hail, flood, earthquakes, fires, drought, explosions, severe winter weather and other convective storms, riots, and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (LAE) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios excluding prior accident year reserve development is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Operating return on average equity (operating ROE) is a non-GAAP measure. This and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the headings “Forward-Looking Statements" and "Non-GAAP Financial Measures.” Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (7)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled in the table below.

	Period Ended
($ in millions)	December 31	March 31	June 30	September 30	December 31
	2024	2025	2025	2025	2025
Total shareholders' equity (GAAP)	$2,841.8	$3,044.4	$3,216.3	$3,426.3	$3,571.5
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(401.1)	(290.9)	(234.7)	(147.1)	(117.1)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,242.9	$3,335.3	$3,451.0	$3,573.4	$3,688.6

Quarter Averages
Average shareholders' equity (GAAP)					$3,498.9
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$3,631.0

Year-to-date Averages
Average shareholders' equity (GAAP)					$3,220.1
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$3,458.2

($ in millions)	Three months ended	Year ended
	December 31	December 31
Net Income ROE	2025	2025
Net income (GAAP)	$198.5	$662.5
Annualized net income*	794.0
Average shareholders' equity (GAAP)	$3,498.9	$3,220.1
Return on equity	22.7%	20.6%
Operating Income ROE (non-GAAP)
Operating income after taxes	$210.1	$696.2
Annualized operating income, net of tax*	840.4
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,631.0	$3,458.2
Operating return on equity	23.1%	20.1%

*For three months ended December 31, 2025, annualized net income and operating income after taxes is calculated by multiplying three months ended net income and operating income after taxes, respectively, by 4.

(2)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

	Three months ended
	December 31, 2025
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	96.1%	83.9%	85.5%	89.0%
Less: Catastrophe ratio	4.8%	(0.3)%	0.2%	1.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.3%	84.2%	85.3%	87.3%
Less: Prior-year reserve development ratio	(0.3)%	(5.3)%	(0.1)%	(1.3)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.6%	89.5%	85.4%	88.6%
	December 31, 2024
Total combined ratio (GAAP)	95.0%	81.6%	88.1%	89.2%
Less: Catastrophe ratio	1.5%	1.2%	2.2%	1.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	93.5%	80.4%	85.9%	87.5%
Less: Prior-year reserve development ratio	(0.5)%	(7.0)%	(0.1)%	(1.7)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	94.0%	87.4%	86.0%	89.2%

	Year ended
	December 31, 2025
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	97.4%	85.7%	90.0%	91.6%
Less: Catastrophe ratio	5.1%	2.4%	5.0%	4.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	92.3%	83.3%	85.0%	87.1%
Less: Prior-year reserve development ratio	(0.3)%	(4.1)%	(0.3)%	(1.1)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	92.6%	87.4%	85.3%	88.2%
	December 31, 2024
Total combined ratio (GAAP)	94.4%	86.5%	99.6%	94.8%
Less: Catastrophe ratio	3.6%	2.8%	10.7%	6.4%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.8%	83.7%	88.9%	88.4%
Less: Prior-year reserve development ratio	(0.8)%	(3.5)%	(0.2)%	(1.1)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.6%	87.2%	89.1%	89.5%

(3)
Net premiums written, excluding reinstatement premiums, is a non-GAAP measure. Net premiums written (which includes reinstatement premiums) is the most directly comparable GAAP measure. A reconciliation of GAAP net premiums written to net premiums written, excluding reinstatement premiums, is shown below.

	Three months ended
($ in millions)	December 31, 2025
	Core Commercial	Middle Market	Specialty	Consolidated
Net premiums written	$512.8	$197.1	$335.8	$1,488.6
Less: Reinstatement premiums	$(1.9)	$(1.3)	$(7.4)	$(9.3)
Net premiums written, excluding reinstatement premiums	$514.7	$198.4	$343.2	$1,497.9
Growth vs prior-year quarter	4.1%	2.6%	3.6%	4.1%

	December 31, 2024
	Core Commercial	Middle Market	Specialty	Consolidated
Net premiums written	$500.5	$199.2	$331.8	$1,445.1
Less: Reinstatement premiums	$5.9	$5.9	$0.4	$6.3
Net premiums written, excluding reinstatement premiums	$494.6	$193.3	$331.4	$1,438.8

(4)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, specific inflationary changes or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies charged at renewal caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies at renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(5)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (loss ratio), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses.

	Three months ended
	December 31, 2025
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	61.9%	45.8%	59.1%	57.2%
Less:
Prior-year reserve development ratio	(0.3)%	(5.3)%	(0.1)%	(1.3)%
Catastrophe ratio	4.8%	(0.3)%	0.2%	1.7%
Current accident year loss and LAE ratio, excluding catastrophes	57.4%	51.4%	59.0%	56.8%

	December 31, 2024
Total loss and LAE ratio	59.9%	42.6%	61.9%	56.9%
Less:
Prior-year reserve development ratio	(0.5)%	(7.0)%	(0.1)%	(1.7)%
Catastrophe ratio	1.5%	1.2%	2.2%	1.7%
Current accident year loss and LAE ratio, excluding catastrophes	58.9%	48.4%	59.8%	56.9%

	Year ended
	December 31, 2025
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	63.9%	48.4%	64.3%	60.5%
Less:
Prior-year reserve development ratio	(0.3)%	(4.1)%	(0.3)%	(1.1)%
Catastrophe ratio	5.1%	2.4%	5.0%	4.5%
Current accident year loss and LAE ratio, excluding catastrophes	59.1%	50.1%	59.6%	57.1%

	December 31, 2024
Total loss and LAE ratio	60.6%	48.9%	74.0%	63.5%
Less:
Prior-year reserve development ratio	(0.8)%	(3.5)%	(0.2)%	(1.1)%
Catastrophe ratio	3.6%	2.8%	10.7%	6.4%
Current accident year loss and LAE ratio, excluding catastrophes	57.8%	49.6%	63.5%	58.2%

(6)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure. Book value per share is the most directly comparable GAAP measure and is reconciled in the table below.

	Period ended
	December 31	September 30	December 31
	2024	2025	2025
Book value per share	$79.18	$96.00	$100.90
Less: Net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, per share	(11.17)	(4.13)	(3.31)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$90.35	$100.13	$104.21

Versus prior quarter
Change in book value per share			5.1%
Change in book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax			4.1%

Versus prior-year end
Change in book value per share			27.4%
Change in book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax			15.3%

(7)
Operating income and operating income per diluted share are non-GAAP measures. Operating income before income taxes, as referenced in the results of the reporting segments, is defined as, with respect to such segment, operating income before interest expense and income taxes. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, and to net income and net income per diluted share, respectively, is provided on the preceding pages of this news release.

(8)
Here, and throughout this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(9)
The separate financial information of each reporting segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned reporting segments without consideration of interest expense on debt and on a pre-tax basis.